Exhibit 10.3(a)

CORSAIR GAMING, INC.

2020 INCENTIVE AWARD PLAN

STOCK OPTION GRANT NOTICE

Corsair Gaming, Inc., a Delaware corporation, (the “Company”), pursuant to its 2020 Incentive Award Plan, as may be amended from time to time (the “Plan”), hereby grants to the holder listed below (“Participant”), an option to purchase the number of shares of the Company’s Common Stock (the “Shares”), set forth below (the “Option”). This Option is subject to all of the terms and conditions set forth herein, as well as in the Plan and the Stock Option Agreement attached hereto as Exhibit A (the “Stock Option Agreement”), each of which are incorporated herein by reference, including all exhibits or attachments thereto. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Stock Option Agreement.

Participant:	[____________]
Grant Date:	[____________]
Vesting Commencement Date:	[____________]
Exercise Price per Share:	$[___]
Total Exercise Price:	$[____________]
Total Number of Shares Subject to the Option:	[_______] shares
Expiration Date:	[____________]
Vesting Schedule:	[____________]

Type of Option:             ☐    Incentive Stock Option        ☐    Nonqualified Stock Option

By his or her signature and the Company’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Stock Option Agreement, and this Grant Notice. Participant has reviewed the Stock Option Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Stock Option Agreement and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Stock Option Agreement.

CORSAIR GAMING, INC.:	PARTICIPANT:

HOLDER:

By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

EXHIBIT A

TO STOCK OPTION GRANT NOTICE

STOCK OPTION AGREEMENT

Pursuant to the Stock Option Grant Notice (the “Grant Notice”) to which this Stock Option Agreement (this “Agreement”) is attached, Corsair Gaming, Inc., a Delaware corporation (the “Company”), has granted to the Participant an Option under the Company’s 2020 Incentive Award Plan, as may be amended from time to time (the “Plan”), to purchase the number of Shares indicated in the Grant Notice.

ARTICLE 1.

GENERAL

1.1 Defined Terms. Wherever the following terms are used in this Agreement they shall have the meanings specified below, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.

1.2 Incorporation of Terms of Plan. The Option is subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. If the Non-U.S. Provisions (as defined in Article 5) apply to Participant, in the event of a conflict between the terms of this Agreement or the Plan and the Non-U.S. Provisions, the terms of the Non-U.S. Provisions shall control.

ARTICLE 2.

GRANT OF OPTION

2.1 Grant of Option. In consideration of the Participant’s past and/or continued employment with or service to the Company or any Subsidiary and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company irrevocably grants to the Participant the Option to purchase any part or all of an aggregate of the number of Shares set forth in the Grant Notice, upon the terms and conditions set forth in the Plan and this Agreement, subject to adjustments as provided in Article IX of the Plan. Unless designated as a Nonqualified Stock Option in the Grant Notice, the Option shall be an Incentive Stock Option to the maximum extent permitted by law.

2.2 Exercise Price. The exercise price of the Shares subject to the Option shall be as set forth in the Grant Notice, without commission or other charge; provided, however, that the price per share of the Shares subject to the Option shall not be less than 100% of the Fair Market Value of a Share on the Grant Date. Notwithstanding the foregoing, if this Option is designated as an Incentive Stock Option and the Participant is a Greater Than 10% Stockholder as of the Date of Grant, the exercise price per share of the Shares subject to the Option shall not be less than 110% of the Fair Market Value of a Share on the Grant Date.

2.3 Consideration to the Company. In consideration of the grant of the Option by the Company, the Participant agrees to render faithful and efficient services to the Company or any Subsidiary. Nothing in the Plan or this Agreement shall confer upon the Participant any right to continue in the employ or service of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of the Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and the Participant.

ARTICLE 3.

PERIOD OF EXERCISABILITY

3.1 Commencement of Exercisability.

(a) Subject to Sections 3.2, 3.3, 5.11 and 5.17 hereof, the Option shall become vested and exercisable in such amounts and at such times as are set forth in the Grant Notice.

(b) No portion of the Option which has not become vested and exercisable at the date of the Participant’s Termination of Service shall thereafter become vested and exercisable, except as may be otherwise provided by the Administrator or as set forth in a written agreement between the Company and the Participant.

(c) Notwithstanding Section 3.1(a) hereof and the Grant Notice, but subject to Section 3.1(b) hereof, in the event of a Change in Control the Option shall be treated pursuant to Sections 9.2 and 9.3 of the Plan.

3.2 Duration of Exercisability. The installments provided for in the vesting schedule set forth in the Grant Notice are cumulative. Each such installment which becomes vested and exercisable pursuant to the vesting schedule set forth in the Grant Notice shall remain vested and exercisable until it becomes unexercisable under Section 3.3 hereof.

3.3 Expiration of Option. The Option may not be exercised to any extent by anyone after the first to occur of the following events:

(a) The Expiration Date set forth in the Grant Notice, which shall in no event be more than ten (10) years from the Grant Date;

(b) If this Option is designated as an Incentive Stock Option and the Participant, at the time the Option was granted, was a Greater Than 10% Stockholder, the expiration of five (5) years from the Grant Date;

(c) The expiration of three (3) months from the date of the Participant’s Termination of Service, unless such termination occurs by reason of the Participant’s death or disability; or

(d) The expiration of one (1) year from the date of the Participant’s Termination of Service by reason of the Participant’s death or disability.

3.4 Special Tax Consequences. The Participant acknowledges that, to the extent that the aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which Incentive Stock Options, including the Option (if applicable), are exercisable for the first time by the Participant in any calendar year exceeds $100,000, the Option and such other options shall be Nonqualified Stock Options to the extent necessary to comply with the limitations imposed by Section 422(d) of the Code. The Participant further acknowledges that the rule set forth in the preceding sentence shall be applied by taking the Option and other “incentive stock options” into account in the order in which they were granted, as determined under Section 422(d) of the Code and the Treasury Regulations thereunder. The Participant also acknowledges that an Incentive Stock Option exercised more than three (3) months after the Participant’s Termination of Employment, other than by reason of death or disability, will be taxed as a Nonqualified Stock Option.

3.5 Tax Indemnity.

(a) The Participant agrees to indemnify and keep indemnified the Company, any Subsidiary and the Participant’s employing company, if different, from and against any liability for or obligation to pay any Tax Liability (a “Tax Liability” being any liability for income tax, withholding tax, fringe benefit tax and any other employment related taxes or social security, social insurance or national insurance contributions in any jurisdiction) that is attributable to (1) the grant or exercise of, or any benefit derived by the Participant from, the Option, (2) the acquisition by the Participant of the Shares on exercise of the Option or (3) the disposal of any Shares.

(b) The Option cannot be exercised until the Participant has made such arrangements as the Company may require for the satisfaction of any Tax Liability that may arise in connection with the exercise of the Option and/or the acquisition of the Shares by the Participant. The Company shall not be required to issue, allot or transfer Shares until the Participant has satisfied this obligation.

(c) The Participant hereby acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax Liabilities in connection with any aspect of the Option and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of any Award, including the Option, to reduce or eliminate the Participant’s liability for Tax Liabilities or achieve any particular tax result. Furthermore, if the Participant becomes subject to tax in more than one jurisdiction between the date of grant of an Award, including the Option, and the date of any relevant taxable event, the Participant acknowledges that the Company may be required to withhold or account for Tax Liabilities in more than one jurisdiction.

ARTICLE 4.

EXERCISE OF OPTION

4.1 Person Eligible to Exercise. Except as provided in Section 5.3 hereof, during the lifetime of the Participant, only the Participant may exercise the Option or any portion thereof, unless it has been disposed of pursuant to a DRO. After the death of the Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3 hereof, be exercised by the deceased the Participant’s personal representative or by any person empowered to do so under the deceased the Participant’s will or under the then applicable laws of descent and distribution.

4.2 Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3 hereof. However, the Option shall not be exercisable with respect to fractional Shares.

4.3 Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company (or any third party administrator or other person or entity designated by the Company; for the avoidance of doubt, delivery shall include electronic delivery), during regular business hours, of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 3.3 hereof:

(a) An exercise notice in a form specified by the Administrator, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Administrator. The notice shall be signed by the Participant or other person then entitled to exercise the Option or such portion of the Option;

(b) The receipt by the Company of full payment for the Shares with respect to which the Option or portion thereof is exercised, including payment of any applicable withholding tax, which shall be made by deduction from other compensation payable to the Participant or in such other form of consideration permitted under Section 4.4 hereof that is acceptable to the Company;

(c) Any other written representations or documents as may be required in the Administrator’s sole discretion to evidence compliance with the Securities Act, the Exchange Act or any other applicable law, rule or regulation; and

(d) In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 hereof by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Option.

Notwithstanding any of the foregoing, the Company shall have the right to specify all conditions of the manner of exercise, which conditions may vary by country and which may be subject to change from time to time.

4.4 Method of Payment. Payment of the exercise price shall be by any of the following, or a combination thereof, at the election of the Participant:

(a) Cash or check;

(b) With the consent of the Administrator, surrender of Shares (including, without limitation, Shares otherwise issuable upon exercise of the Option) held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; or

(c) Other legal consideration acceptable to the Administrator (including, without limitation, through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; provided that payment of such proceeds is then made to the Company at such time as may be required by the Company, but in any event not later than the settlement of such sale).

4.5 Conditions to Issuance of Shares. The Shares deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued Shares or issued Shares which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any Shares purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the conditions in Section 10.7 of the Plan and following conditions:

(a) The admission of such Shares to listing on all stock exchanges on which such Shares are then listed;

(b) The completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d) The receipt by the Company of full payment for such Shares, including payment of any applicable Tax Liability, which may be in one or more of the forms of consideration permitted under Section 4.4 hereof; and

(e) The lapse of such reasonable period of time following the exercise of the Option as the Administrator may from time to time establish for reasons of administrative convenience.

4.6 Rights as Stockholder. The holder of the Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of any Shares purchasable upon the exercise of any part of the Option unless and until such Shares shall have been issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Article IX of the Plan.

ARTICLE 5.

OTHER PROVISIONS

5.1 Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Participant, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Option.

5.2 Whole Shares. The Option may only be exercised for whole Shares.

5.3 Option Not Transferable.

(a) Subject to Section 4.1 hereof, the Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until the Option has been exercised and the Shares underlying the Option have been issued, and all restrictions applicable to such Shares have lapsed. Neither the Option nor any interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until the Option has been exercised, and any attempted disposition thereof prior to exercise shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

(b) During the lifetime of the Participant, only the Participant may exercise the Option (or any portion thereof), unless it has been disposed of pursuant to a DRO; after the death of the Participant, any exercisable portion of the Option may, prior to the time when such portion becomes unexercisable under the Plan or this Agreement, be exercised by the Participant’s personal representative or by any person empowered to do so under the deceased the Participant’s will or under the then-applicable laws of descent and distribution.

(c) Notwithstanding any other provision in this Agreement, the Participant may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to the Option upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and this Agreement, except to the extent the Plan and this Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Participant is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Participant’s spouse or domestic partner, as applicable, as his or her beneficiary with respect to more than 50% of the Participant’s interest in the Option shall not be effective without the prior written consent of the Participant’s spouse or domestic partner. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by the Participant at any time provided the change or revocation is filed with the Administrator prior to the Participant’s death.

5.4 Tax Consultation. The Participant understands that the Participant may suffer adverse tax consequences as a result of the grant, vesting and/or exercise of the Option, and/or with the purchase or disposition of the Shares subject to the Option. The Participant represents that the Participant has consulted with any tax consultants the Participant deems advisable in connection with the purchase or disposition of such Shares and that the Participant is not relying on the Company for any tax advice.

5.5 Binding Agreement. Subject to the limitation on the transferability of the Option contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

5.6 Adjustments Upon Specified Events. The Administrator may accelerate the vesting of the Option in such circumstances as it, in its sole discretion, may determine. In addition, upon the occurrence of certain events relating to the Shares contemplated by Article IX of the Plan (including, without limitation, an extraordinary cash dividend on such Shares), the Administrator shall make such adjustments the Administrator deems appropriate in the number of Shares subject to the Option, the exercise price of the Option and the kind of securities that may be issued upon exercise of the Option. The Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and Article IX of the Plan.

5.7 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to the Participant shall be addressed to the Participant at the Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 5.7, either party may hereafter designate a different address for notices to be given to that party. Any notice which is required to be given to the Participant shall, if the Participant is then deceased, be given to the person entitled to exercise his or her Option pursuant to Section 4.1 hereof by written notice under this Section 5.7. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service (or any similar foreign entity).

5.8 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

5.9 Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

5.10 Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all Applicable Law and regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such Applicable Law. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such Applicable Law.

5.11 Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Option in any material way without the prior written consent of the Participant.

5.12 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 5.3 hereof, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

5.13 Notification of Disposition. If this Option is designated as an Incentive Stock Option, the Participant shall give prompt notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement if such disposition or transfer is made (a) within two (2) years from the Grant Date with respect to such Shares or (b) within one (1) year after the transfer of such Shares to the Participant. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

5.14 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, the Plan, the Option and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

5.15 Not a Contract of Service Relationship. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an employee or other service provider of the Company or any of its Subsidiaries or interfere with or restrict in any way with the right of the Company or any of its Subsidiaries, which rights are hereby expressly reserved, to discharge or to terminate for any reason whatsoever, with or without cause, the services of the Participant’s at any time (unless otherwise required by applicable law or any service agreement by and between the Participant and the Participant’s employer).

5.16 Entire Agreement. The Plan, the Grant Notice and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.

5.17 Section 409A. This Option is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that the Option (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify the Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate either for the Option to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

5.18 Limitation on the Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to options, as and when exercised pursuant to the terms hereof.

5.19 Data Privacy. Without limiting any other provisions of this Agreement, Section 11.8 (“Data Privacy”) of the Plan is hereby incorporated into this Agreement as if first set forth herein. If the Participant resides in the UK or the European Union, the Company and its Subsidiaries and affiliates will hold, collect and otherwise process certain data as set out in the applicable company’s GDPR-compliant data privacy notice, which will be or has been provided to the Participant separately. All personal data will be treated in accordance with applicable data protection laws and regulations.

5.20 Special Provisions for Options Granted to Participants Outside the U.S. If the Participant performs services for the Company outside of the United States, this Option shall be subject to the special provisions, if any, for the Participant’s country of residence, as set forth in Exhibit A-1 (the “Non-U.S. Provisions”). If the Participant relocates to one of the countries included in the Non-U.S. Provisions during the life of this Option, the special provisions for such country shall apply to the Participant, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Company reserves the right to impose other requirements on this Option and the Shares purchased upon exercise of this Option, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

5.21 Acknowledgment of Nature of Plan and Option. In accepting this Option, the Participant acknowledges that:

(a) for labor law purposes, the Option and the Shares subject to the Option are an extraordinary item that does not constitute wages of any kind for services of any kind rendered to the Company or to the Participant’s service entity, and the award of the Option is outside the scope of Participant’s service contract, if any;

(b) for labor law purposes, the Option and the Shares subject to the Option are not part of normal or expected wages or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Participant’s employer, its parent, or any Subsidiary or affiliate of the Company;

(c) the Option and the Shares subject to the Option are not intended to replace any pension rights or compensation;

(d) neither the Option nor any provision of this Agreement, the Plan or the policies adopted pursuant to the Plan confer upon the Participant any right with respect to service or continuation of current service and shall not be interpreted to form a service contract or relationship with the Company or any subsidiary or affiliate;

(e) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(f) if the underlying Shares do not increase in value, the Option will have no value; and

(g) if the Participant exercises the Option and acquires Shares, the value of the Shares acquired upon exercise may increase or decrease in value, even below the exercise price of the Option.

*    *    *    *    *

EXHIBIT A-1

TO STOCK OPTION AGREEMENT

SPECIAL PROVISIONS FOR PARTICIPANTS OUTSIDE THE UNITED STATES

This Exhibit A-1 (this “Appendix”) includes special terms and conditions applicable to Participants in the countries below. These terms and conditions are in addition to those set forth in the Stock Option Agreement (the “Agreement”) and the Plan and to the extent there are any inconsistencies between these terms and conditions and those set forth in the Agreement, these terms and conditions shall prevail. Any capitalized term used in this Exhibit A-1 without definition shall have the meaning ascribed to such term in the Plan or the Agreement, as applicable.

This Appendix also includes information relating to exchange control and other issues of which the Participant should be aware with respect to his or her participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of June 2020. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Option is exercised or Shares acquired under the Plan are sold.

In addition, the information is general in nature and may not apply to the particular situation of the Participant, and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. Finally, if the Participant is a citizen or resident of a country other than the one in which he or she is currently working, the information contained herein may not be applicable to the Participant.

CANADA

Terms and Conditions

Method of Exercise. The following provision supplements Section 4 of the Agreement:

Notwithstanding anything in the Agreement or the Plan, due to tax considerations in Canada, Participant will not be permitted to pay the Exercise Price by delivering to the Company already-owned Shares. The Company reserves the right to permit such method of payment depending on the development of applicable law.

The following provisions will apply to Participants who are resident in Quebec:

Language Consent. The parties acknowledge that it is their express wish that the Agreement, including this Appendix, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement Relatif à la Langue Utilisée. Les parties reconnaissent avoir souhaité expressément que la convention («Agreement »), ainsi que cette Annexe, ainsi que tous les documents, les notices et la documentation juridique fournis ou mis en œuvre ou institués directement ou indirectement, relativement aux présentes, soient rédigés en anglais.

A-1-1

FRANCE

Securities Law. This offer does not require a prospectus to be submitted for approval to the Autorité des Marchés Financiers (“AMF”). The Participant may take part in the offer solely for his or her own account and any financial instruments thus acquired cannot be distributed directly or indirectly to the public otherwise than in accordance with Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Monetary and Financial Code. The information provided to the Participant in this Agreement, the Plan or other documents supplied to Participant in connection with the offer to the Participant of the Option is provided as factual information only and as such is not intended to induce the Participant to accept to enter into this Agreement. Any such information does not give or purport to give any indication of the likely future financial success or performance of the Company and historical financial information gives no indication of future financial performance. This Option is not intended to qualify for any favorable tax and social security treatment in France. Should the Participant be in any doubt as to the contents of the offer of the Option or what course of action to take in relation to the offer, the Participant is recommended to immediately seek his or her own personal financial advice from his or her stockbroker, bank manager, solicitor, accountant or other independent financial advisor duly authorized by the competent authorities or bodies.

Exchange Control Information. The Participant must declare to the customs and excise authorities any cash and securities the Participant imports or exports without the use of a financial institution when the value of such cash or securities exceeds a certain amount. The Participant should consult with the Participant’s professional advisor. In addition, if the Participant is a French resident, the Participant may hold stock outside France provided the Participant declares all foreign bank and brokerage accounts on an annual basis (including the accounts that were open and those that were closed during the tax year) on a specific form in the Participant’s income tax return.

French Language Provision. By signing and returning this Agreement, the Participant confirms having read and understood the documents relating to the Plan which were provided to the Participant in English language. The Participant accepts the terms of those documents accordingly.

En signant et renvoyant ce Contrat vous confirmez ainsi avoir lu et compris les documents relatifs au Plan qui vous ont été communiqués en langue anglaise. Vous en acceptez les termes en connaissance de cause.

GERMANY

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If the Participant uses a German bank to transfer a cross-border payment in excess of €12,500 in connection with the sale of Shares acquired under the Plan, the bank will make the report for Participant. In addition, the Participant must report any receivables, payables, or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis. Finally, the Participant must report on an annual basis if the Participant holds Shares that exceed 10% of the total voting capital of the Company.

The following shall replace Section 3.5 of the Agreement in its entirety:

3.5 Tax Indemnity.

(a) To the extent permitted by law, the Participant agrees to indemnify and keep indemnified the Company, any subsidiary and his/her employing company, if different, from and against any liability for or obligation to pay any Tax Liability (a “Tax Liability” for purposes of this Section 4.9, being any Participant liability for income tax, withholding tax, superannuation and any other employment related taxes in any jurisdiction, including but not limited to wage tax, solidarity surcharge, church tax or social security contributions) that is attributable to (1) the grant or exercise of, or any benefit derived by Participant from, the Option, (2) the acquisition by the Participant of the Shares on exercise of the Option, or (3) the disposal of any Shares.

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(b) The Option cannot be exercised until the Participant has made such arrangements as the Company may require for the satisfaction of any Tax Liability that may arise in connection with the exercise of the Option and/or the acquisition of the Shares by the Participant. The Company shall not be required to issue, allot or transfer Shares until the Participant has satisfied this obligation

HONG KONG

The following Sections shall be added as Section 5.22 through 5.25 of the Agreement:

5.22 Warning. The Option and Shares issued at exercise do not constitute a public offering of securities under Hong Kong law and are available only to employees, consultants and non-employee directors of the Company, its parent, subsidiary or affiliate. The Agreement, including this Appendix, the Plan and other incidental award documentation have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor has the award documentation been reviewed by any regulatory authority in Hong Kong. The Option is intended only for the personal use of each eligible employee, consultant and non-employee director of Participant’s employer, the Company, its parent or any subsidiary or affiliate and may not be distributed to any other person. If Participant is in any doubt about any of the contents of the Agreement, including this Appendix, or the Plan, Participant should obtain independent professional advice.

5.23 Sale of Shares. In the event the Option vests and is exercised within six months of the Grant Date, Participant agrees that Participant will not dispose of any Shares acquired prior to the six-month anniversary of the Grant Date.

5.24 Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

5.25 Privacy. The processing of a Participant’s personal data shall be handled in such a manner as to comply with the Section 33 of the Hong Kong Personal Data (Privacy) Ordinance.

INDIA

Definitions. Notwithstanding the provisions of the Plan or the Agreement, the following definitions will have the meaning given to them for Options granted to Employees resident in India.

“Employee” means any person permanently employed by the Company or any Indian Subsidiary of the Company or a director, whether whole-time or not, of the Company or any Indian Subsidiary of the Company, within the meaning of the Employees’ Stock Option Plan or Scheme Guidelines issued by the Ministry of Finance of the Government of India on October 11, 2001. The term “Employee,” however, will not include an individual who is a Promoter (or belongs to the Promoter Group) or a director of the Company or any Indian Subsidiary of the Company who either by himself/herself or through his/her Relative or through a corporate entity, holds, directly or indirectly, more than 10% of the equity of the Company.

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“Relative” means immediate relative, namely one’s spouse, parent, brother, sister or child of the person or spouse.

“FEMA” means the Foreign Exchange Management Act, 1999 of India, the rules and regulations notified thereunder and any amendments thereto. The restrictions under FEMA, as referred to in this Agreement and as existing on the effective date of the Appendix, will be read to include the amendments made to FEMA subsequent to the effective date of the Appendix and will be deemed to have always included such amendments.

“Indian Subsidiary” means [Indian Subsidiary name] for so long as the holding-subsidiary relationship exists between the Company and [Indian Subsidiary name], as per the provisions of Section 4 of the Indian Companies Act, 1956.

“Promoter” the person or persons who are in over-all control of the Indian Subsidiary, who are instrumental in the formation of the Indian Subsidiary or program pursuant to which the shares were offered to the public, or the person or persons named in the offer document as promoter(s), provided that a director or officer of the Indian Subsidiary, if he is acting as such only in his professional capacity, will not be deemed to be a Promoter. Where a Promoter of the Indian Subsidiary is a body corporate, the promoters of that body corporate will also be deemed to be Promoters of the Indian Subsidiary.

“Promoter Group” means a Relative of the Promoter, persons whose shareholding is aggregated for the purpose of disclosing in the offer document “shareholding of the promoter group.

All references to “Service Providers” in the Agreement and the Plan will refer only to Employees and the service of Employees only.

The following supplements the last paragraph of the Grant Notice:

Notwithstanding the provisions of the Plan, Options in the form of Shares granted to residents of India may only be granted to Employees who are, on the date of grant, “resident” in India in accordance with the provisions of FEMA and satisfy the provisions in FEMA regarding eligibility, as applicable.

The following supplements Section 5.19 of the Agreement:

In addition, if the Indian Subsidiary has 100 or more employees, then the Indian Industrial Employment (Standing Order) Act of 1946 applies, which requires that employees, including Participant, have rights of access to Data.

The following Sections are added as Sections 5.22 through 5.25 of the Agreement:

5.22 Foreign Assets Reporting Information. Participant is required to declare foreign bank accounts and any foreign financial assets (including Shares subject to the Option held outside India) in his or her annual tax return. It is Participant’s responsibility to comply with this reporting obligation and Participant should consult with his or her personal tax advisor in this regard.

5.23 Exchange Control Information. Regardless of the method of exercise used to purchase the Shares, Participant understands that Participant must repatriate any proceeds from the sale of Shares acquired under the Plan or the receipt of any dividends to India within 90 days of receipt. Participant must obtain a foreign inward remittance certificate (“FIRC”) from the bank where Participant deposits the foreign currency and maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or Participant’s employer requests proof of repatriation.

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5.24 Tax Information. The amount subject to tax at exercise may be dependent upon a valuation of Shares from a Merchant Banker in India. The Company has no responsibility or obligation to obtain the most favorable valuation possible or obtain valuations more frequently than required under Indian tax law.

5.25 Currency Exchange Rates. Except as otherwise determined by the Administrator, all monetary values under this Agreement including, without limitation, the Fair Market Value per Share and the Exercise Price shall be stated in U.S. Dollars. Any changes or fluctuations in the exchange rate at which amounts paid by Participant in currencies other than U.S. Dollars are converted into U.S. Dollars or amounts paid to Participant in U.S. Dollars are converted into currencies other than U.S. Dollars shall be borne solely by Participant.

POLAND

The following Section is added as Section 5.22 of the Agreement:

5.22 Exchange Control Information. If Participant holds foreign securities (including Shares) and maintain accounts abroad, Participant may be required to file certain reports with the National Bank of Poland. Specifically, if the value of securities and cash held in such foreign accounts exceeds €10,000, Participant must file reports on the transactions and balances of the accounts on a quarterly basis by the 20th day of the month following the end of each quarter and an annual report by no later than January 30 of the following calendar year. Such reports are filed on special forms available on the website of the National Bank of Poland.

[SLOVENIA]

[To Come.]

SOUTH KOREA

Notifications

Exchange Control Information. Korean residents who realize US$500,000 or more from the sale of Shares or the receipt of dividends in a single transaction are required to repatriate the proceeds to Korea within three years of the sale or receipt.

Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts) to the Korean tax authority and file a report with respect to such accounts if the monthly balance of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency).

SWEDEN

There are no country specific provisions.

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TAIWAN

The following provisions are added as Sections 5.22 through 5.26, respectively, of the Agreement:

5.22 Participant should be aware that the tax consequences in connection with the grant of the Option, the exercise of the Option and the disposition of the Shares vary from country to country and are subject to change from time to time and understand that Participant may suffer adverse tax consequences as a result of the grant of the Option and Participant’s disposition of the Shares. PARTICIPANT SHOULD CONSULT A TAX ATTORNEY OR ADVISOR. PARTICIPANT REPRESENTS THAT PARTICIPANT IS NOT RELYING ON THE COMPANY AND/OR ITS AFFILIATES FOR ANY TAX ADVICE.

5.23 Participant fully understands that the offer of the Option has not been and will not be registered with or approved by the Financial Supervisory Commission of the Republic of China pursuant to relevant securities laws and regulations and the Option may not be offered or sold within the Republic of China through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Law of the Republic of China that requires a registration or approval of the Financial Supervisory Commission of the Republic of China.

5.24 Participant acknowledges and agrees that he or she may be required to do certain acts and/or execute certain documents in connection with the grant of the Option, the exercise of the Option and the disposition of the Shares, including but not limited to obtaining foreign exchange approval for remittance of funds and other governmental approvals within the Republic of China. Participant shall pay his/her own costs and expenses with respect to any event concerning a holder of the Option, or Shares purchased thereby, arising as a result of the Plan.

5.25 Participant acknowledges that any agreement in connection with the Option is between Participant and the Company, and that Participant’s local employer is not a party to such agreements.

5.26 Exchange Control Information. A Participant that is Taiwan resident (those who are over 20 years of age and holding a Republic of China citizen’s ID Card, Taiwan Resident Certificate or an Alien Resident Certificate that is valid for a period no less than one year) may acquire and remit foreign currency (including proceeds from the sale of Shares) into and out of Taiwan up to US$5,000,000 per year. If the transaction amount is TWD$500,000 or more in a single transaction, Participant must submit a foreign exchange transaction form and also provide supporting documentation (including the contracts for such transaction, approval letter, etc.) to the satisfaction of the remitting bank.

If the transaction amount is US$500,000 or more, Participant may be required to provide additional supporting documentation (including the contracts for such transaction, approval letter, etc.) to the satisfaction of the remitting bank. Participant acknowledges that Participant is advised to consult Participant’s personal advisor to ensure compliance with applicable exchange control laws in Taiwan.

UNITED KINGDOM

Definitions

The phrases “termination of service” or “termination of employment” as used in the Plan and the Agreement shall mean the Participant’s Termination of Employment. For this purpose, “Termination of Employment” means the time when the employee-employer relationship between the Participant and the Company or any subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where there is a simultaneous reemployment or continuing employment of the Participant by the Company or any subsidiary. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Employment.

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Participants

The Agreement as amended pursuant to this Exhibit A-1 forms the rules of the employee share scheme applicable to the United Kingdom-based Participants of the Company and any subsidiaries. Only employees of the Company or any subsidiary are eligible to be granted Options or be issued Shares under the Agreement. Other service providers (including consultants or non-employee directors) who are not employees are not eligible to receive Options under the Agreement in the United Kingdom. Accordingly, all references in the Agreement to the Participant’s service or termination of service shall be interpreted as references to the Participant’s employment or Termination of Employment.

The following provision shall be added to the Agreement:

Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an employee of the Company or any of its subsidiaries and the grant of the Option does not form part of the Participant’s entitlement to remuneration or benefits in terms of his employment with the Company or any subsidiary.

Terms and Conditions

Special Tax Consequences.

(a) At the discretion of the Company, the Option cannot be exercised until the Participant has entered into an election with the Company or the Participant’s employer (the “Employer”) (as appropriate) in a form approved by the Company and Her Majesty’s Revenue & Customs (a “Joint Election”) under which any liability of the Company and/or the Employer for Employer’s national insurance contributions arising in respect of the granting, vesting, exercise of or other dealing in the Option, or the acquisition of Shares on the exercise of the Option, is transferred to and met by the Participant.

(b) The Participant undertakes that, upon request by the Company, he or she will (on or within 14 days of acquiring the Shares) join with his or her Employer in electing, pursuant to Section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) that, for relevant tax purposes, the market value of the Shares acquired on exercise of the Option on any occasion will be calculated as if the Shares were not restricted and Sections 425 to 430 (inclusive) of ITEPA are not to apply to such Shares.

Tax and National Insurance Contributions Acknowledgment. The Participant agrees that if the Participant does not pay or the Employer or the Company does not withhold from the Participant, the full amount of all taxes applicable to the taxable income resulting from the grant of the Option, the exercise of the Option, or the issuance of Shares (the “Tax-Related Items”) that Participant owes due to the exercise of the Option, or the release or assignment of the Option for consideration, or the receipt of any other benefit in connection with the Option (the “Taxable Event”) by 90 days after the end of the tax year in which the Taxable Event occurred, then the amount that should have been withheld shall constitute a loan owed by the Participant to the Employer, effective 90 days after the end of the tax year in which the Taxable Event occurred. The Participant agrees that the loan will bear interest at the HMRC’s official rate and will be immediately due and repayable by the Participant, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to the Participant by the Employer, by withholding in Shares issued upon vesting and exercise of the Option or from the cash proceeds from the sale of Shares or by demanding cash or a cheque from the Participant. The Participant also authorizes the Company to delay the issuance of any Shares to the Participant unless and until the loan is repaid in full.

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Notwithstanding the foregoing, if the Participant is an officer or executive director (as within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event that the Participant is an officer or executive director and Tax-Related Items are not collected from or paid by the Participant within 90 days of the Taxable Event, the amount of any uncollected Tax-Related Items may constitute a benefit to the Participant on which additional income tax and national insurance contributions may be payable. The Participant acknowledges that the Company or the Employer may recover any such additional income tax and national insurance contributions at any time thereafter by any of the means referred to in Section 10.5 of the Plan.

References to “withholding tax” in the Agreement shall include social insurance contributions including primary and secondary class 1 national insurance contributions.

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